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Filed Pursuant to 424(B)(5)
Registration No. 333-105945

P R O S P E C T U S  S U P P L E M E N T
(To prospectus dated July 8, 2003)

4,000,000 Shares

    7.8% Series F Cumulative Redeemable Preferred Stock
Liquidation Preference $25.00 Per Share

        We are offering 4,000,000 shares of our 7.8% Series F Cumulative Redeemable Preferred Stock, par value $0.001 per share, which we refer to as our "Series F Preferred Stock." We will pay to investors cumulative dividends on the Series F Preferred Stock from September 29, 2003 in the amount of $1.95 per share each year, which is equivalent to 7.8% of the $25.00 liquidation preference per share. Dividends on the Series F Preferred Stock will be payable quarterly in arrears, beginning on December 15, 2003. The shares of Series F Preferred Stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities. Holders of shares of Series F Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

        Except in limited circumstances to preserve our status as a real estate investment trust, we may not redeem the Series F Preferred Stock until September 29, 2008. On or after September 29, 2008 we may, at our option, redeem the Series F Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to and including the redemption date. Any partial redemption will generally be on a pro rata basis.

        No market currently exists for our Series F Preferred Stock. We have applied to list our Series F Preferred Stock on the New York Stock Exchange under the symbol "SFI PrF." We expect that trading will commence within 30 days after the initial delivery of the Series F Preferred Stock. Our common stock currently trades on the NYSE under the symbol "SFI."

        Investing in the Series F Preferred Stock involves risks that are described in the "Risk Factors" section, beginning on page S-5 of this prospectus supplement and page two of the accompanying prospectus.

	Per Share	Total
Public offering price(1)	$25.00	$100,000,000
Underwriting discount	$.7875	$3,150,000
Proceeds, before expenses, to us	$24.2125	$96,850,000
  (1)
  Plus accrued dividends, if any, from (but excluding) the date of the original issue

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect that the shares of Series F Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about September 29, 2003.

Merrill Lynch & Co. Sole Book-Running Manager	Lehman Brothers

The date of this prospectus supplement is September 24, 2003.

TABLE OF CONTENTS

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus supplement and the accompanying prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision. All references to "we" or "us" in this prospectus supplement refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context otherwise requires. For the definition of EBITDA and for a detailed reconciliation of EBITDA to net income determined in accordance with GAAP, see "Ratios of EBITDA to Combined Fixed Charges and Preferred Stock Dividends and EBITDA to Interest Expense."

iStar Financial Inc.

        We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust. As of June 30, 2003, our total enterprise value (market value of equity plus book value of preferred stock and debt, less cash balances) was $7.8 billion, and our net income and EBITDA for the twelve-month period ended June 30, 2003 were $253.3 million and $512.3 million, respectively.

        By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financial solutions for our customers. We have maintained strong credit statistics and have consistently grown our net income and EBITDA since the quarter ended June 1998, our first quarter as a public company. Between that quarter and the quarter ended June 30, 2003, we grew our net income and EBITDA from approximately $19.9 million and $30.7 million, respectively, to $69.7 million and $133.8 million, respectively.

        We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our ten-year history, we have structured or originated over $8.1 billion of financing commitments, of which over 50% has come from customers who have used our services more than once. To date, we have not realized a loss of principal or interest on any lending investment we have funded.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this prospectus supplement or the accompanying prospectus. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series F Preferred Stock, see "Description of the Series F Preferred Stock" in this prospectus supplement.

Issuer	iStar Financial Inc.
Securities Offered	4,000,000 shares of 7.8% Series F Cumulative Redeemable Preferred Stock.
Dividends
Investors will be entitled to receive cumulative cash dividends on the Series F Preferred Stock at a rate of 7.8% per year of the $25.00 liquidation preference (equivalent to $1.95 per year per share). Beginning on December 15, 2003, dividends on the Series F Preferred Stock will be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year, or if not a business day, the next succeeding business day. Dividends paid to investors on the Series F Preferred Stock will be cumulative from September 29, 2003. The first dividend we pay on December 15, 2003 will be for less than a full quarter.
Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series F Preferred Stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to the holders of our common stock and any other of our equity securities ranking junior to the Series F Preferred Stock as to liquidation rights. The rights of the holders of the Series F Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our equity securities ranked on a parity with the Series F Preferred Stock, including our outstanding Series A, B, C, D and E Cumulative Redeemable Preferred Stock.
Maturity
The Series F Preferred Stock has no maturity date and we are not required to redeem the Series F Preferred Stock. Accordingly, the Series F Preferred Stock will remain outstanding indefinitely, unless we decide to redeem it. We are not required to set aside funds to redeem the Series F Preferred Stock.
Optional Redemption
We may not redeem the Series F Preferred Stock prior to September 29, 2008 except in limited circumstances to preserve our status as a REIT. On or after September 29, 2008 we may, at our option, redeem the Series F Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to and including the redemption date. Any partial redemption generally will be on a pro rata basis.

Ranking
The Series F Preferred Stock will rank senior to our common stock and on a parity with our Series A, B, C, D and E Cumulative Redeemable Preferred Stock with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up.
Voting Rights
Holders of the Series F Preferred Stock will generally have no voting rights. However, if dividends on any outstanding Series F Preferred Stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of the Series F Preferred Stock, voting as a class with the holders of all other classes or series of our equity securities ranking on a parity with the Series F Preferred Stock (except our Series A Cumulative Redeemable Preferred Stock) which are entitled to similar voting rights, will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series F Preferred Stock cannot be made and certain other actions may not be taken without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series F Preferred Stock.
Listing
We have applied to list the Series F Preferred Stock on the New York Stock Exchange under the symbol "SFI PrF." We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series F Preferred Stock.
Settlement Date	Delivery of the shares of Series F Preferred Stock will be made against payment therefor on or about September 29, 2003.
Form	The Series F Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.
No Conversion	The Series F Preferred Stock is not convertible into or exchangeable for any other of our property or securities.
Restrictions on Ownership
In order to ensure that we remain a qualified REIT for federal income tax purposes, no person may own more than 9.8% of the number or value of our outstanding shares of capital stock, with some exceptions. See "Description of Common Stock and Preferred Stock—Restrictions on Ownership and Transfers" in the accompanying prospectus.
Use of Proceeds	We will use the proceeds from the sale of the Series F Preferred Stock to repay existing indebtedness outstanding under two of our secured revolving credit facilities.

Risk Factors
See "Risk Factors" beginning on page S-5 of this prospectus supplement and page two of the accompanying prospectus, and the other information contained herein for a discussion of factors you should carefully consider before deciding to invest in the Series F Preferred Stock.
Ratio of Earnings to Fixed Charges	See "Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends and Earnings to Fixed Charges" on page S-8 of this prospectus supplement.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing our Series F Preferred Stock in the offering. You should carefully consider these risks, and the risks described under the corresponding heading beginning on page two of the accompanying prospectus, before purchasing our Series F Preferred Stock in the offering. In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statements referred to in "Forward-Looking Statements."

The Series F Preferred Stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series F Preferred Stock has no stated maturity date.

        The shares of Series F Preferred Stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Series F Preferred Stock on the New York Stock Exchange under the symbol "SFI PrF." We expect that trading will commence within 30 days after the initial delivery of the Series F Preferred Stock. However, an active trading market on the New York Stock Exchange for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series F Preferred Stock will be limited. We have been advised by the underwriters that they intend to make a market in the Series F Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Numerous factors affect the trading price of the Series F Preferred Stock.

        The trading price of our Series F Preferred Stock may depend on many factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  additional issuances of other series or classes of preferred stock;

  •
  general economic conditions; and

  •
  our financial condition, performance and prospects.

The Series F Preferred Stock is subordinated to existing and future debt.

        Payment of amounts due on our Series F Preferred Stock will be subordinated to all of our existing and future debt and will be structurally subordinated to the payment of dividends on preferred stock, if any, issued by our subsidiaries. The Series F Preferred Stock will rank on a parity with our Series A Cumulative Redeemable Preferred Stock, Series B Cumulative Reedemable Preferred Stock, Series C Cumulative Reedemable Preferred Stock, Series D Cumulative Reedemable Preferred Stock and Series E Cumulative Redeemable Preferred Stock with respect to the payment of dividends. In addition, we may issue additional Series F Preferred Stock and/or shares of another class or series of preferred stock ranking on a parity with the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series F Preferred Stock.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $96,580,000, after deducting underwriting discounts and commissions and expenses of the offering. We intend to use the net proceeds to repay indebtedness outstanding under two of our secured revolving credit facilities. At June 30, 2003, the weighted average interest rate of the borrowings we will repay was 3.09%, and the weighted average maturity was 1.7 years. We used the borrowings being repaid to fund our origination of loan and corporate tenant lease investments. The amount being repaid under the credit facilities will be available for future borrowings for the origination of new loan and corporate tenant lease investments and for working capital purposes.

        An affiliate of Lehman Brothers, an underwriter of this offering, is a lender under one of the secured revolving credit facilities being partially repaid. See the "Underwriting" section in this prospectus supplement.

CAPITALIZATION

        The following table sets forth our capitalization at June 30, 2003, on an actual basis and as adjusted to give effect to (1) the issuance of the Series F Preferred Stock and the use of the net proceeds from the issuance to repay indebtedness as described under "Use of Proceeds" and (2) the July 2003 issuance of 5,600,000 shares of 7 7/8% Series E Cumulative Redeemable Preferred Stock in exchange for 2,800,000 shares of our Series A Cumulative Redeemable Preferred Stock. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of June 30, 2003
	Actual	Adjusted
	(in thousands)
Long-term debt, including current maturities:
Unsecured senior notes, less discount	$656,618	$656,618
Unsecured revolving credit facilities	—	—
Secured revolving credit facilities	1,113,165	1,022,327
Secured term loans, less discount	678,843	678,843
iStar Asset Receivables secured notes, less discount	1,353,543	1,353,543
Other debt obligations	40,687	40,687

Total long-term debt	$3,842,856	$3,752,018
Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation preference $50.00 per share, 4,400 shares issued and outstanding at June 30, 2003 (actual), 1,600 shares issued and outstanding at June 30, 2003 (as adjusted)	4	2
Series B Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 2,000 shares issued and outstanding at June 30, 2003	2	2
Series C Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 1,300 shares issued and outstanding at June 30, 2003	1	1
Series D Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at June 30, 2003	4	4
Series E Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 shares issued and outstanding at June 30, 2003 (actual), 5,600 shares issued and outstanding at June 30, 2003 (as adjusted)	0	6
Series F Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 shares issued and outstanding at June 30, 2003 (actual), 4,000 shares issued and outstanding at June 30, 2003 (as adjusted)	0	4
High Performance Units	5,096	5,096
Common Stock, $0.001 par value, 200,000 shares authorized, 100,300 and 98,114 shares issued and outstanding at June 30, 2003, respectively	100	100
Warrants and options	20,520	20,520
Additional paid-in-capital	2,340,249	2,431,079
Retained earnings (deficit)	(174,937)	(174,937)
Accumulated other comprehensive income	9,131	9,131
Treasury stock (at cost)	(48,056)	(48,056)

Total shareholders' equity	$2,152,114	$2,242,952

Total capitalization	$5,994,970	$5,994,970

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
DIVIDENDS AND EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2003	Years Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.0x	1.8x	1.9x	1.9x	1.1x(2)	2.3x
Ratio of earnings to fixed charges(1)	2.4x	2.1x	2.3x	2.2x	1.4x(2)	2.3x

(1)
For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

(2)
Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the former external advisor to our company. Excluding the effect of this non-recurring, non-cash charge, our ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1999 would have been 2.0x and our ratio of earnings to fixed charges for that period would have been 2.5x.

RATIOS OF EBITDA TO COMBINED FIXED CHARGES AND PREFERRED STOCK
DIVIDENDS AND EBITDA TO INTEREST EXPENSE

        The table below presents our ratio of EBITDA to combined fixed charges and preferred stock dividends and our ratio of EBITDA to interest expense. EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and our Annual Report on Form 10-K for the year ended December 31, 2002. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is EBITDA indicative of funds available to fund our cash needs or available for distribution to shareholders. Our management believes that EBITDA more closely approximates operating cash flow and that EBITDA and the ratios of EBITDA to combined fixed charges and preferred stock dividends and EBITDA to interest expense are useful measures for investors to consider, in conjunction with net income, ratio of earnings to fixed charges and other GAAP measures, in evaluating a commercial finance company that focuses on real estate lending and corporate tenant leasing, because our net income (determined in accordance with GAAP) includes significant non-cash depreciation expense on corporate tenant lease assets. It should be noted that our manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

	Six Months Ended June 30, 2003	Years Ended December 31,
		2002	2001	2000	1999	1998
Ratio of EBITDA to combined fixed charges and preferred stock dividends(1)	2.3x	1.9x	2.1x	2.0x	2.0x	2.4x
Ratio of EBITDA to GAAP interest expense(1)	2.7x	2.3x	2.5x	2.4x	2.6x	2.4x

(1)
For the purpose of calculating these ratios, "EBITDA" consist of total revenue plus equity in earnings from joint ventures and unconsolidated subsidiaries minus the sum of general and administrative expenses, general and administrative- stock-based compensation (including the non-cash charge related to the performance-based vesting of restricted shares granted under our long-term incentive plan for the year ended December 31, 2002), provision for loan losses, operating costs on corporate tenant lease assets and advisory fees. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

Reconciliation of Net Income to EBITDA:

	Six Months Ended June 30, 2003	Years Ended December 31,
		2002	2001	2000	1999	1998
			(in thousands)
Net income	$137,699	$215,270	$229,912	$217,586	$38,886	$59,903
Add: Interest expense	98,171	197,541	171,594	174,446	91,159	44,697
Add: Depreciation and amortization	26,983	47,821	35,411	34,384	10,324	4,287
Add: Minority interest in consolidated entities	79	162	218	195	41	54
Add: Cumulative effect of change in accounting principle		—	282	—	—	—
Less: (Loss) income from discontinued operations	278	(3,583)	(5,299)	(3,155)	(107)	—
Less: Gain from discontinued operations	(264)	(717)	(1,145)	(2,948)	—	—
Add: Costs incurred in acquiring former external advisor	—	—	—	—	94,476	—

EBITDA	$262,946	$456,494	$430,973	$420,508	$234,779	$108,941

DESCRIPTION OF THE SERIES F PREFERRED STOCK

        This description of the particular terms of the Series F Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

General

        We are authorized to issue up to 30,000,000 shares of preferred stock in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine by adoption of an amendment to our charter, without any further vote or action by our stockholders. See "Description of Common Stock and Preferred Stock—Preferred Stock" in the accompanying prospectus. Our board of directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred stock classified as 7.8% Series F Cumulative Redeemable Preferred Stock. Our board of directors has authorized up to 4,600,000 shares of Series F Preferred Stock. This offering relates to 4,000,000 shares of Series F Preferred Stock. The Series F Preferred Stock is a series of our preferred stock.

        We have applied to list the Series F Preferred Stock on the New York Stock Exchange under the symbol "SFI PrF." We expect that trading will commence within 30 days after the initial delivery of the Series F Preferred Stock.

        The following summary of the terms and provisions of the Series F Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series F Preferred Stock, each of which is available from us.

Ranking

        The Series F Preferred Stock will rank senior to our common stock and on a parity with our Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") and Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") with respect to the payment of dividends.

Dividends

        Holders of shares of the Series F Preferred Stock shall be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.8% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $1.95 per share). Such dividends shall be cumulative from September 29, 2003, and shall be payable to investors quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on December 15, 2003, will be for less than a full quarter. Such dividend and any dividend payable on the Series F Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

        No dividends on shares of Series F Preferred Stock shall be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on the Series F Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

        Except as set forth in the next sentence, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or in shares of any series of preferred stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any of our common stock or preferred stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation, nor shall any shares of our common stock or preferred stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

        When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock which may be in arrears.

        Holders of shares of the Series F Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series F Preferred Stock as provided above. Any dividend payment made on shares of the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series F Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any series of our preferred stock that ranks junior to the Series F Preferred Stock as to liquidation rights.

        In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Series F Preferred Stock in the distribution of assets, then the holders of the Series F Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Holders of Series F Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us. For further information regarding the rights of the holders of the Series F Preferred Stock upon the liquidation, dissolution or winding up of the Company, see "Description of Common Stock and Preferred Stock—Preferred Stock" in the accompanying prospectus.

Redemption

        The Series F Preferred Stock is not redeemable prior to September 29, 2008. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, the Series F Preferred Stock will be subject to the provisions of our charter which limit the amount of Series F Preferred Stock that may be owned by a stockholder. See "Description of Common Stock and Preferred Stock—Restrictions on Ownership and Transfers" in the accompanying prospectus.

        On and after September 29, 2008 we may redeem, at our option upon not less than 30 nor more than 60 days' written notice, shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided below), without interest. Holders of Series F Preferred Stock to be redeemed shall surrender such Series F Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series F Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series F Preferred Stock is to be redeemed, the Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

        Unless full cumulative dividends on all shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series F Preferred Stock shall be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series F Preferred Stock (except by exchange for our capital stock ranking junior to the

Series F Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by us of shares transferred to a charitable trust in accordance with our charter to ensure we remain qualified as a REIT for federal income tax purposes, or the purchase or acquisition of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series F Preferred Stock.

        Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of shares of Series F Preferred Stock to be redeemed;

  •
  the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price; and

  •
  that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series F Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

        Immediately prior to any redemption of Series F Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series F Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series F Preferred Stock which is redeemed.

        The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Series F Preferred Stock owned by a stockholder in excess of the ownership limit provided in our charter will be subject to the provisions of the charter.

Voting Rights

        Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.

        Whenever dividends on any shares of Series F Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such shares of Series F Preferred Stock (voting separately as a class with all other series of preferred stock ranking on a parity with the Series F Preferred Stock as to dividends or upon liquidation ("Parity Preferred"), except the Series A Preferred Stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of directors (the "Preferred Stock Directors"), and the number of directors on the board of directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series F Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

        If and when all accumulated dividends and the dividend for the then current dividend period on the Series F Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred, except the Series A Preferred Stock, upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred, except the Series A Preferred Stock, upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

        So long as any shares of Series F Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred, except the Series A Preferred Stock, upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series F Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series F Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series F Preferred Stock, or the creation or issuance of any additional Series F Preferred Stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

        The Series F Preferred Stock is not convertible into or exchangeable for any other of our property or securities.

Restrictions On Ownership

        For information regarding restrictions on ownership of the Series F Preferred Stock, see "Description of Common Stock and Preferred Stock—Restrictions on Ownership and Transfers" in the accompanying prospectus.

Transfer Agent

        The transfer agent, registrar and dividend disbursing agent for the Series F Preferred Stock will be Equiserve Trust Company, N.A.

FEDERAL INCOME TAX CONSEQUENCES

        The following supplements the discussion contained in the accompanying prospectus under the heading "Material Federal Income Tax Consequences," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement, where applicable, the discussions contained in the corresponding headings of the accompanying prospectus.

Taxation of Taxable U.S. Stockholders

Redemptions

        If we redeem all or a portion of the Series F Preferred Stock, under Section 302 of the Code, such redemption will be treated as a dividend, generally taxable at ordinary income tax rates (to the extent of our current and accumulated earnings and profits), unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Code that enable the redemption to be treated as a sale or exchange of the redeemed Series F Preferred Stock. A redemption will satisfy such tests if it: (i) is "substantially disproportionate" with respect to the stockholder; (ii) results in a "complete termination" of the stockholder's stock interest in us; or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series F Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

        If a redemption of the Series F Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Series F Preferred Stock would, in that case, be transferred to the holder's remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

Other Tax Considerations

        Tax Shelter Regulations.    If a stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your own tax advisors concerning any possible disclosure obligation with respect to the ownership or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including advisors) might be subject to disclosure or other requirements pursuant to these regulations.

UNDERWRITING

        We intend to offer the shares of Series F Preferred Stock through the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of Series F Preferred Stock listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,666,667
Lehman Brothers Inc.	1,333,333

Total	4,000,000

        The underwriters have agreed to purchase all of the shares of Series F Preferred Stock sold pursuant to the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares of Series F Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the shares of Series F Preferred Stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per share to other dealers. After the commencement of the public offering, the public offering price, concession and discount may be changed.

	Per Share	Total
Public offering price	$25.00	$100,000,000
Underwriting discount	$.7875	$3,150,000
Proceeds, before expenses, to us	$24.2125	$96,850,000

        The expenses of the offering, not including the underwriting discount, are estimated at $270,000 and are payable by us.

No Sales of Similar Securities

        We have agreed, with exceptions, not to sell or transfer any of our preferred stock for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically we have agreed not to directly or indirectly:

  •
  offer, pledge, sell, or contract to sell any of our preferred stock,

  •
  sell any option or contract to purchase any of our preferred stock,

  •
  purchase any option or contract to sell any of our preferred stock,

  •
  grant any option, right or warrant for the sale of our preferred stock,

  •
  file a registration statement for any of our preferred stock (other than a universal shelf registration statement or a registration statement covering resales of our preferred stock), or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our preferred stock whether any such swap or transaction is to be settled by delivery of shares of our preferred stock or other securities, in cash or otherwise.

        This lockup provision applies to our preferred stock and to any securities convertible into or exercisable or exchangeable for our preferred stock.

Price Stabilization and Short Positions

        Until the distribution of the shares of Series F Preferred Stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our Series F Preferred Stock. However, the underwriters may engage in transactions that stabilize the price of the Series F Preferred Stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of Series F Preferred Stock than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares of Series F Preferred Stock in the open market. Purchases of the Series F Preferred Stock to stabilize its price or to reduce a short position may cause the price of the Series F Preferred Stock to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series F Preferred Stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters and some of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

        In addition, an affiliate of Lehman Brothers is a lender under one of the secured revolving credit facilities being partially repaid with the net proceeds of this offering. Accordingly, this affiliate will receive a portion of the net proceeds of this offering.

LEGAL MATTERS

        The legality of the Series F Preferred Stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Clifford Chance US LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law. Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to us from time to time.

EXPERTS

        The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

iSTAR FINANCIAL INC.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
and
Warrants

        We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities, at an aggregate initial offering price which will not exceed $500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or directly to purchasers.

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

        In each prospectus supplement we will include the following information:

  •
  The names of the underwriters or agents, if any, through which we will sell the securities.

  •
  The proposed amount of securities, if any, which the underwriters will purchase.

  •
  The compensation, if any, of those underwriters or agents.

  •
  The initial public offering price of the securities.

  •
  Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

  •
  Any other material information about the offering and sale of the securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        An investment in these securities entails certain material risks and uncertainties that should be considered. See "Risk Factors" on page 2 of this prospectus.

July 8, 2003

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

  1.
  The success or failure of our efforts to implement our current business strategy.

  2.
  Economic conditions generally and in the commercial finance and real estate markets specifically.

  3.
  The performance and financial condition of borrowers and corporate customers.

  4.
  The actions of our competitors and our ability to respond to those actions.

  5.
  The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

  6.
  Changes in governmental regulations, tax rates and similar matters.

  7.
  Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

  8.
  Other factors discussed under the heading "Risk Factors" or which may be discussed in a prospectus supplement.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

iSTAR FINANCIAL INC.

        We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is istarfinancial.com. Information on our website is not considered part of this prospectus. Our six primary regional offices are located in Atlanta, Boston, Dallas, Denver, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

RISK FACTORS

        This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated by reference, before purchasing any of our securities offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

We Are Subject to Risks Relating to Our Lending Business.

We may suffer a loss if a borrower defaults on a non-recourse loan or on a loan that is not secured by underlying real estate.

        In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate assets securing the loan. For this purpose, we consider loans made to special purpose entities formed solely for the purpose of holding and financing particular assets to be non-recourse loans. If the underlying asset value is below the loan amount, we will suffer a loss. Conversely, we sometimes make loan investments that are unsecured or are secured by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those secured lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate.

        In the cases described above, we may lack control over the underlying asset securing our loan or the underlying assets of the borrower prior to a default, and, as a result, their value may be reduced by acts or omissions by owners or managers of the assets. As of March 31, 2003, 79.7% of our loans are non-recourse, based upon the gross carrying value of our loan assets, and 9.3% of our total investments, based on gross carrying value, consist of loans that are unsecured or secured by equity interests in the borrowing entity.

We may suffer a loss in the event of a default or bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan.

        If a borrower defaults on our loan but does not have sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy our loan. In addition, certain of our loans are subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt. Where debt senior to our loans exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We are subject to the risk that provisions of our loan agreements may be unenforceable.

        Our rights and obligations with respect to our loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be adversely affected.

We are subject to the risks associated with loan participations, such as less than full control rights.

        Some of our assets are participating interests in loans in which we share the rights, obligations and benefits of the loan with other participating lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of a default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We Are Subject to Risks Relating to Our Corporate Tenant Lease Business.

Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

        Lease expirations, lease defaults and lease terminations may result in reduced revenues if the lease payments received from replacement corporate tenants are less than the lease payments received from the expiring, defaulting or terminating corporate tenants. In addition, lease defaults by one or more significant corporate tenants, lease terminations by corporate tenants following events of casualty or takings by eminent domain, or the failure of corporate tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with no revenue from a facility and to incur substantial capital expenditures in order to obtain replacement corporate tenants.

        As of March 31, 2003, 12.7% of our annualized total revenues for the quarter ended March 31, 2003 were derived from our five largest corporate tenant customers. As of March 31, 2003, the percentage of our revenues (based on total revenues for the quarter ended March 31, 2003, annualized) that are subject to expiring leases during each year from 2003 through 2006 is as follows:

2003	2.2%
2004	3.5%
2005	2.1%
2006	5.1%

We may need to make significant capital improvements to our corporate facilities in order to remain competitive.

        Our corporate facilities may face competition from newer, more updated facilities. In order to remain competitive, we may need to make significant capital improvements to our existing corporate facilities. In addition, in the event we need to re-lease a corporate facility, we may need to make significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings. The costs of these improvements could adversely affect our financial performance.

Our ownership interests in corporate facilities are illiquid, hindering our ability to mitigate a loss.

        Since our ownership interests in corporate facilities are illiquid, we may lack the necessary flexibility to vary our investment strategy promptly to respond to changes in market conditions. In addition, if we have to foreclose on an asset or if we desire to sell it in an effort to recover or mitigate a loss, we may be unable to do so at all, or only at a discount.

We Are Subject to Risks Relating to Our Asset Concentration.

        As of March 31, 2003, the average size of our lending and leasing investments was $27.8 million. No single investment represented more than 3.6% of our total revenues for the fiscal quarter ended March 31, 2003. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

Because We Must Distribute a Portion of Our Income, We Will Continue to Need Additional Debt and/or Equity Capital to Grow.

        We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. Our taxable net income has historically been lower than the cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our common stock dividends for the year ended December 31, 2002 represented approximately 74.1% of our cash flows provided by operating activities less preferred dividends for 2002.

Our Growth Is Dependent on Leverage, Which May Create Other Risks.

        Our success is dependent, in part, upon our ability to grow our assets through the use of leverage. We currently intend to leverage iStar Financial primarily through secured and unsecured borrowings. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings. As of March 31, 2003, our debt-to-book equity ratio was 1.7x and our total debt obligations outstanding were approximately $3.66 billion. Our charter does not limit the amount of indebtedness which we may incur. Our Board of Directors has overall responsibility for our financing strategy. Stockholder approval is not required for changes to our financing strategy. If our Board of Directors decided to increase our leverage, it could lead to reduced or negative cash flow and reduced liquidity.

        The percentage of leverage used will vary depending on our estimate of the stability of iStar Financial's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets originated, we may reduce the amount of our leverage.

        Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will incur leverage only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

        We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

We Utilize Interest Rate Hedging Arrangements Which May Adversely Affect Our Borrowing Cost and Expose Us to Other Risks.

        We have variable rate lending assets and variable rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, we earn more on our variable rate lending assets and pay more on our variable rate debt obligations and, conversely, as interest rates decrease, we earn less on our variable rate lending assets and pay less on our variable rate debt obligations. When our variable rate debt obligations exceed our variable rate lending assets, we utilize derivative instruments to limit the impact of changing interest rates on our net income. We do not use derivative instruments to hedge assets or for speculative purposes. The derivatives instruments we use are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable rate debt obligations to fixed rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable rate debt obligations.

        The primary risks from our use of derivative instruments is the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. As a matter of policy, we enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A/A2" by Standard & Poor's and Moody's Investors Service, respectively. Our hedging strategy is monitored by our Audit Committee on behalf of our Board of Directors and may be changed by the Board of Directors without stockholder approval.

        Developing an effective strategy for dealing with movements in interest rates is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition.

We Face a Risk of Liability Under Environmental Laws.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

Certain Provisions in Our Charter May Inhibit a Change in Control.

        Generally, to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of the outstanding shares of stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the securityholders.

        Our charter authorizes our Board of Directors:

  1.
  To cause us to issue additional authorized but unissued shares of common or preferred stock.

  2.
  To classify or reclassify, in one or more series, any of our unissued preferred shares.

  3.
  To set the preferences, rights and other terms of any classified or reclassified securities that we issue.

Adverse Changes in General Economic Conditions Can Adversely Affect Our Business.

        Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values and, accordingly, our business.

We May Be Subject to Adverse Consequences If We Fail to Qualify as a Real Estate Investment Trust.

        We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an unqualified opinion of our legal counsel, Clifford Chance US LLP, that, based on the assumptions and representations described in "Material Federal Income Tax Consequences," our existing legal organization and our actual and proposed method of operation, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our actual and proposed operations. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on their review and analysis of existing law, that includes no controlling precedents. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Material Federal Income Tax Consequences—Taxation of iStar Financial—General."

        If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Material Federal Income Tax Consequences."

        Even if we qualify as a real estate investment trust for federal income tax purposes, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Material Federal Income Tax Consequences—Taxation of iStar Financial—General."

Tax-Exempt Stockholders May Be Subject to Taxation.

        The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

  1.
  The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

  2.
  The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  3.
  The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") within the meaning of Section 860D of the Internal Revenue Code.

        Although we do not intend to invest a material amount of assets in REMICS, certain taxable income produced by REMIC residual interests may cause our stockholders to suffer certain adverse tax consequences. See "Material Federal Income Tax Consequences."

        If any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a pension-held REIT at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

        We do not expect that we will be a pension-held REIT. However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a pension-held REIT in the future.

        If we were to become a pension-held REIT in the future and were to originate investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning 10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a pension-held REIT, certain amounts received by a stockholder that is a tax-exempt entity may be treated as UBTI. See "Material Federal Income Tax Consequences."

Our Board of Directors May Change Certain of Our Policies Without Stockholder Approval.

        Our charter provides that our primary purpose is to invest in a diversified portfolio of debt and debt-like interests in real estate and real estate related assets, although it does not set forth specific percentages of the types of investments we may make. Our Board of Directors determines our investment policies, as well as our financing and conflicts of interest policies. Although the Board of Directors has no present intention to do so, it can amend, revise or eliminate these policies at any time and from time to time at its discretion without a vote of the stockholders. A change in these policies could adversely affect our financial condition or results of operations or the market price of our common stock.

A Portion of The Dividends We Distribute May Be Deemed a Return of Capital For Federal Income Tax Purposes.

        The amount of dividends we distribute to our common stockholders in a given quarter may not correspond to our taxable income for such quarter. Consequently, a portion of the dividends we distribute may be deemed a return of capital for federal income tax purposes, and will not be taxable but will reduce stockholders' basis in the underlying common stock. For the year ended December 31, 2002, the percentage of our dividend payments made to common stockholders that was treated as a return of capital was 10.59%.

Quarterly Results May Fluctuate and May Not Be Indicative of Future Quarterly Performance.

        Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2003	Years Ended December 31,
		2002	2001	2000	1999		1998
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.1x	1.8x	1.9x	1.9x	1.1x	(2)	2.3x
Ratio of earnings to fixed charges(1)	2.5x	2.1x	2.3x	2.2x	1.4x	(2)	2.3x

(1)
For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

(2)
Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the former external advisor to our company. Excluding the effect of this non-recurring, non-cash charge, our ratio of earnings to fixed charges and preferred stock dividends for the year ended December 31, 1999 would have been 2.0x and our ratio of earnings to fixed charges for that period would have been 2.5x.

SELECTED FINANCIAL DATA

        The following table sets forth our selected financial data on a consolidated historical basis. However, prior to March 1998, our structured finance operations were conducted by two private investment partnerships which contributed substantially all their structured finance assets to us in exchange for cash and shares of iStar Financial.

        Further, on November 4, 1999, we acquired TriNet, which increased the size of our operations, and also acquired its former external advisor. Operating results for the year ended December 31, 1999 reflect only the effects of these transactions subsequent to their consummation.

        Accordingly, the historical balance sheet information as of December 31, 1998, as well as the results of operations for us for all periods prior to and including the year ended December 31, 1999, do not reflect our current operations as a well capitalized, internally-managed finance company operating in the commercial real estate industry. Certain prior year amounts have been reclassified to conform to the 2002 presentation.

	Three Months Ended March 31, 2003	For the year ended December 31,
		2002	2001	2000	1999	1998
	(in thousands)
OPERATING DATA:
Interest income	$73,427	$255,631	$254,119	$268,011	$209,848	$112,914
Operating lease income	65,524	242,100	185,943	177,581	41,665	12,378
Other income	4,329	27,993	31,057	17,927	12,900	2,708

Total revenue	143,280	525,724	471,119	463,519	264,413	128,000

Interest expense(1)	47,980	197,541	171,594	174,446	91,159	44,697
Operating costs-corporate tenant lease assets	3,863	13,755	12,782	12,737	2,245	0
Depreciation and amortization	13,272	47,821	35,411	34,384	10,324	4,287
General and administrative	7,681	30,449	24,151	25,706	6,269	2,583
General and administrative-stock-based compensation	823	17,998	3,574	2,864	412	5,985
Provision for loan losses	1,750	8,250	7,000	6,500	4,750	2,750

Advisory fees	—	—	—	—	16,193	7,837
Costs incurred in acquiring former external advisor(2)	—	—	—	—	94,476	—

Total costs and expenses	75,369	315,814	254,512	256,637	225,828	68,139

Income before equity in earnings from joint ventures and unconsolidated subsidiaries, minority interest and other items	67,911	209,910	216,607	206,882	38,585	59,861
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries	(58)	1,222	7,361	4,796	235	96
Minority interest in consolidated entities	(39)	(162)	(218)	(195)	(41)	(54)
Cumulative effect of change in accounting principle(3)	—	—	(282)	—	—	—

Net income from continuing operations	67,814	210,970	223,468	211,483	38,779	59,903
(Loss) income from discontinued operations	(125)	3,583	5,299	3,155	107	—
Gain from discontinued operations	264	717	1,145	2,948	—	—

Net Income	67,953	215,270	229,912	217,586	38,886	59,903
Preferred dividend requirements	(9,227)	(36,908)	(36,908)	(36,908)	(23,843)	(944)

Net income allocable to common shareholders and HPU holders(4)	$58,726	$178,362	$193,004	$180,678	$15,043	$58,959

Basic earnings per common share(5)(6)	$0.59	$1.98	$2.24	$2.11	$0.25	$1.40

Diluted earnings per common share(5)(7)	$0.58	$1.93	$2.19	$2.10	$0.25	$1.36

Dividends declared per common share(8)	$0.00	$2.52	$2.45	$2.40	$1.86	$1.14

SUPPLEMENTAL DATA
Adjusted earnings allocable to common shareholders(9)(11)	$79,446	$262,786	$254,095	$230,371	$127,798	$65,949
EBITDA(10)(11)	129,105	$456,494	$430,973	$420,508	$234,779	$108,941
Ratio of EBITDA to interest expense	2.69x	2.31x	2.51x	2.41x	2.58x	2.44x
Ratio of EBITDA to combined fixed charges and preferred stock dividends(12)	2.26x	1.95x	2.07x	1.99x	2.04x	2.39x
Ratio of earnings to fixed charges(13)	2.46x	2.11x	2.32x	2.24x	1.43x	2.33x
Ratio of earnings to combined fixed charges and preferred stock dividends(13)	2.06x	1.78x	1.91x	1.85x	1.13x	2.28x
Weighted average common shares outstanding—basic(14)	98,472	89,886	86,349	85,441	57,749	41,607
Weighted average common shares outstanding—diluted(14)	101,582	92,649	88,234	86,151	60,393	43,460
Cash flows from:
Operating activities	$51,999	$348,793	$293,260	$219,868	$119,625	$54,915
Investing activities	(239,116)	(1,149,070)	(349,525)	(193,805)	(143,911)	(1,271,309)
Financing activities	184,458	800,541	49,183	(37,719)	48,584	1,226,208
BALANCE SHEET DATA
Loans and other lending investments, net	$3,247,631	$3,050,342	$2,377,763	$2,227,083	$2,003,506	$1,823,761
Real estate subject to operating leases, net	2,338,456	2,291,085	1,781,565	1,592,087	1,654,300	189,942
Total assets	5,874,359	5,611,697	4,380,640	4,034,775	3,813,552	2,059,616
Debt obligations	3,655,003	3,461,590	2,495,369	2,131,967	1,901,204	1,055,719
Minority interest in consolidated entities	2,580	2,581	2,650	6,224	2,565	—
Shareholders' equity	2,112,687	2,025,300	1,787,778	1,787,885	1,801,343	970,728
SUPPLEMENTAL DATA
Total debt to shareholders' equity	1.7x	1.7x	1.4x	1.2x	1.1x	1.1x

Explanatory Notes:

(1)
In connection with the adoption of FAS 145, effective January 1, 2003, extraordinary losses on the early extinguishment of debt of $12.2 million, $1.6 million and $0.7 million for the years ended December 31, 2002, 2001 and 2000, respectively, has been reclassified into interest expense.

(2)
This amount represents a non-recurring, non-cash charge of approximately $94.5 million relating to the acquisition of the Company's former external advisor in November 1999.

(3)
Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

(4)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(5)
For the three months ended March 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

(6)
Prior to November 1999, earnings per common share excludes 1.00% of net income allocable to the Company's former class B shares. The former class B shares were exchanged for Common Stock in connection with the acquisition of TriNet and other related transactions on November 4, 1999. As a result, the Company now has a single class of Common Stock outstanding.

(7)
For the three months ended March 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $39.

(8)
The Company generally declares common and preferred dividends in the month subsequent to the end of the quarter.

(9)
Adjusted earnings represents net income to common shareholders computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. For the year ended December 31, 2002, adjusted earnings includes the $15.0 million non-cash charge related to the performance based vesting of restricted shares granted under the Company's long-term incentive plan. For the year ended December 31, 1999, adjusted earnings excludes the non-recurring, non-cash cost incurred in acquiring the Company's former external advisor.

	Three Months Ended March 31, 2003	For the Year Ended December 31,
		2002	2001	2000	1999	1998
		(In thousands)
Adjusted earnings:
Net income allocable to common shareholders	$58,726	$178,362	$193,004	$180,678	$15,043	$58,959
Add: Joint venture income	249	991	965	937	1,603	—
Add: Depreciation	13,272	48,041	35,642	34,514	11,016	4,302
Add: Joint venture depreciation and amortization	1,012	4,433	4,044	3,662	365	—
Add: Amortization of deferred financing costs	6,451	31,676	21,303	13,528	6,121	3,354
Less: Gains from discontinued operations	(264)	(717)	(1,145)	(2,948)	—	—
Add: Cumulative effect of change in accounting principle	—	—	282	—	—	—
Less: Net income allocable to class B shares	—	—	—	—	(826)	(666)
Add: Cost incurred in acquiring former external advisor	—	—	—	—	94,476	—

Adjusted diluted earnings allocable to common shareholders	$79,446	$262,786	$254,095	$230,371	$127,798	$65,949
(10)
EBITDA is calculated as total revenue plus equity in earnings from joint ventures and unconsolidated subsidiaries minus the sum of general and administrative expenses, general and administrative-stock-based compensation (including the non-cash charge related to the performance based vesting of restricted shares granted under the Company's long-term incentive plan for the year ended December 31, 2002), provision for loan losses, operating costs on corporate tenant lease assets and advisory fees.

		For the Year Ended December 31,
	Three Months Ended March 31, 2003
		2002	2001	2000	1999	1998
		(In thousands)
Total Revenue	$143,280	$525,724	$471,119	$463,519	$264,413	$128,000
Plus: Equity in earnings from joint ventures and unconsolidated subsidiaries	(58)	1,222	7,361	4,796	235	96
Less: General and administrative	(7,681)	(30,449)	(24,151)	(25,706)	(6,269)	(2,583)
Less: General and administrative-stock based compensation	(823)	(17,998)	(3,574)	(2,864)	(412)	(5,985)
Less: Provision for loan losses	(1,750)	(8,250)	(7,000)	(6,500)	(4,750)	(2,750)
Less: Operating costs-corporate tenant lease assets	(3,863)	(13,755)	(12,782)	(12,737)	(2,245)	—
Less: Advisory fees	—	—	—	—	(16,193)	(7,837)

EBITDA	$129,105	$456,494	$430,973	$420,508	$234,779	$108,941

(11)
Each of adjusted earnings and EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Neither adjusted earnings nor EBITDA should be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is either measure indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. The Company's management believes that adjusted earnings and EBITDA more closely approximate operating cash flow and are useful measures for investors to consider, in conjunction with net income and other GAAP measures, in evaluating the commercial finance company that focuses on real estate lending and corporate tenant leasing; therefore, the Company's net income (determined in accordance with GAAP) reflects significant non-cash depreciation expense on corporate tenant lease assets. It should be noted that the Company's manner of calculating adjusted earnings and EBITDA may differ from the calculations of similarly-titled measures by other companies.

(12)
Fixed charges consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

(13)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes and cumulative effect of changes in accounting principles plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of the Company's rent obligations in the years presented. For 1999, these ratios include the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to the November 1999 acquisition of the former external advisor to the Company. Excluding the effect of this non-recurring, non-cash charge, the ratio of earnings to fixed charges for that period would have been 2.5x and the Company's ratio of earnings to fixed charges and preferred stock dividends would have been 2.0x.

(14)
As adjusted for one-for-six reverse stock split effected by the Company on June 19, 1998.

USE OF PROCEEDS

        Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for new investments, or for other general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities under an indenture dated as of February 5, 2001 with US Bank Trust National Association, as trustee, which we may supplement from time to time. The following paragraphs describe the provisions of the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.

General

        The debt securities will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. The indenture does not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

  •
  The title of the debt securities and whether the debt securities are senior or subordinated debt securities.

  •
  Any limit upon the aggregate principal amount of a series of debt securities which we may issue.

  •
  The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable.

  •
  The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date.

  •
  The currency or currencies in which principal, premium, if any, and interest, if any, will be paid.

  •
  The place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange.

  •
  Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities.

  •
  The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution of the conversion rights.

  •
  Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities.

  •
  Any index or formula used to determine the required payments of principal, premium, if any, or interest, if any.

  •
  The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default.

  •
  Any special or modified events of default or covenants with respect to the debt securities.

  •
  Any other material terms of the debt securities.

        The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

        We may issue debt securities at a discount from their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

        If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

        We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

        We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

        An event of default with respect to each series of debt securities will include:

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  Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period.

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  Our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series.

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  Our default for 60 days after notice in the observance or performance of any other covenants in the indenture.

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  Certain events involving our bankruptcy, insolvency or reorganization.

        Supplemental indentures relating to particular series of debt securities may include other events of default.

        The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

        The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

        The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

        A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture

        We and the trustee may:

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  Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities.

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  With the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally.

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  With the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

        However, we may not:

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  Extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected.

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  Reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

        We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless: (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Governing Law

        The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.

DESCRIPTION OF WARRANTS

        Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

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  The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities).

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  The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration).

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  The period during which the warrants may be exercised.

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  Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise.

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  The place or places where warrants can be presented for exercise or for registration of transfer or exchange.

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  Any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, 20,000 shares of High Performance Common Stock and 30,000,000 shares of preferred stock, $0.001 par value, of which 4,400,000 shares are designated 9.500% Series A Cumulative Redeemable Preferred Stock, $0.001 par value, 2,300,000 shares are designated 9.375% Series B Cumulative Redeemable Preferred Stock, $0.001 par value, 1,495,000 shares are designated 9.200% Series C Cumulative Redeemable Preferred Stock, $0.001 par value, and 4,600,000 shares are designated 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value. At April 10, 2003, 99,162,995 shares of common stock, 20,000 shares of High Performance Common Stock, 4,400,000 shares of Series A preferred stock, 2,000,000 shares of Series B preferred stock 1,300,000 shares of Series C preferred stock, and 4,000,000 shares of Series D preferred stock were outstanding.

Common Stock

        Holders of common stock will be entitled to receive distributions on common stock if, as and when the Board of Directors authorizes and declares distributions. However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding. In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

        Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of the Series B preferred stock, Series C preferred stock, and Series D preferred stock are entitled to 0.25 of a vote for each share on all matters submitted to a stockholder vote. They will vote with the common stock as a single class. There is no cumulative voting in the election of directors.

        Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities. All shares of common stock have equal dividend, distribution, liquidation and other rights.

        We may be dissolved if the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders. Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

        Our charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock. The Board of Directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

        Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, the Board of Directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

        We believe that these powers of the Board of Directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

High Performance Unit Program

        In May 2002, the Company's shareholders approved the iStar Financial High Performance Unit Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. The program entitles the employee participants to receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock (share price appreciation plus dividends) exceeds certain performance levels.

        Initially, there were three plans within the program: the 2002 plan, the 2003 plan, and the 2004 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

        For these three plans, the Company's performance is measured over a one-, two-, or three-year valuation period, beginning on January 1, 2002 and ending on December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        If the total rate of return on the Company's Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company's Common Stock equal to the following: 7.50% of the Company's excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company's common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company's Common Stock for the 20 trading days immediately preceding the applicable valuation date.

        If the total rate of return on the Company's Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the common stock.

        Regardless of how much the Company's total rate of return exceeds the threshold performance levels, the dilutive impact to the Company's shareholders resulting from distributions on High Performance Common Stock in each plan is limited to 1.00% of the number of shares of the Company's Common Stock outstanding, on a fully diluted basis, on the valuation date for each plan.

        A new 2005 plan was then established with a three-year period ending December 31, 2005. Awards under the 2005 plan were approved on January 14, 2003. The 2005 plan also has 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $573,000. The provisions of the 2005 plan are substantially the same as the prior plans.

Restrictions on Ownership and Transfer

        To maintain our REIT qualification under the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Additionally, at least 100 persons must beneficially own our stock (the "5/50 Test") during at least 335 days of a taxable year. To help insure that we meet these tests, our charter provides that no person other than persons who were our shareholders as of November 3, 1999 or persons exempted by our Board of Directors may beneficially or constructively own more than 9.8% of the number or value of our capital stock (the "Ownership Limit").

        Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        Any issuance or transfer of shares of our stock that would result in (1) a violation of the 5/50 Test, (2) our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), or (3) our otherwise failing to qualify as a REIT, shall be void and the intended transferee shall acquire no rights in such shares of our stock. Shares of our stock issued or transferred that would cause any stockholder (a "Prohibited Owner") to own more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT will constitute shares of excess stock. All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock. Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation. If the transfer to the trust would not be effective for any reason to prevent a stockholder from owning more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT, then the transfer of that number of shares necessary to cause such ownership or failure will be void and the intended transferee shall acquire no rights in such shares of our stock. The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any excess stock held in the trust. Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiaries, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust. The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

        Within 60 days after the latest of (i) the date of the transfer which resulted in such transfer to the charitable trust and (ii) the date the Board of Directors determines in good faith that a transfer resulting in the transfer to the charitable trust has occurred, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the charitable trust, the Market Price (as defined in our charter) at the time of such devise, gift or other transaction), and

(b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the charitable beneficiary. Shares of our stock held by the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares held by the trust (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the trust, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price of the shares of our stock to which such shares held by the trust relates on the date we, or our designee, accepts such offer (the "Redemption Price"). We shall have the right to accept such offer until the trustee has sold the shares of our stock held in the charitable trust. Upon such a sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the purported record transferee of such shares. If any of the foregoing restrictions on transfer of our shares held by the trust are determined to be void or invalid, then the purported record transferee of such shares may be deemed, at our option, to have acted as our agent in acquiring such shares and to hold such shares on our behalf.

        These restrictions on ownership and transfer will not apply to our stock if the Board of Directors determines that it is no longer in our best interests to qualify as a REIT.

        These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

Preferred Stock

        We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

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  The title of the series.

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  Any limit upon the number of shares of the series which may be issued.

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  The preference, if any, to which holders of the series will be entitled upon our liquidation.

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  The date or dates on which we will be required or permitted to redeem shares of the series.

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  The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed.

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  The voting rights of the holders of the preferred stock.

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  The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative).

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  The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights.

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  Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series.

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  Any other material terms of the series.

        Holders of shares of preferred stock will not have preemptive rights.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and preferred stock is Equiserve Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

        While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

        Dividends and Other Distributions.    Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

        Withdrawal of Preferred Stock.    A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.

        Redemption of Depositary Shares.    Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary's receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

        Voting.    Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

        Liquidation Preference.    Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

        Conversion.    If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

        Amendment and Termination of a Deposit Agreement.    We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

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  All outstanding depositary shares to which it relates have been redeemed or converted.

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  The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

        Miscellaneous.    There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES ANTICIPATED TO BE MATERIAL TO AN INVESTOR IN iSTAR FINANCIAL. THIS SUMMARY IS BASED ON CURRENT LAW. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN iSTAR FINANCIAL MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "—TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "—TAXATION OF NON-U.S. STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

        The information in this summary is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF: (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of iStar Financial—General

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code and we intend to continue to be organized and operate in this manner. Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code. Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        In the opinion of Clifford Chance US LLP, commencing with our taxable year ended December 31, 1998, iStar Financial was organized and has operated in conformity with the requirements for qualification as a REIT, and its present and proposed method of operation, as represented by iStar Financial, will enable it to meet the requirements for qualification as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our business and properties as set forth in this prospectus and one or more factual certificates provided by our officers). The opinion is expressed as of its date and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "—Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge our eligibility for taxation as a REIT.

        The sections of the Internal Revenue Code that relate to the qualification and taxation of REITs are highly technical and complex. The following describes the material aspects of the sections of the

Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        Provided we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from an investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

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  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on items of tax preference, if any.

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  If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

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  If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to: (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test; multiplied by (2) a fraction intended to reflect our profitability.

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  We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of: (1) 85% of our ordinary income for the year; (2) 95% of our real estate investment trust capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

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  If we acquire an asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the date on which we acquired the asset, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent: (1) the fair market value of the asset; exceeds (2) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that no election will be made under Treasury regulation Section 1.337(d)-7 to be subject to an immediate tax when the asset is acquired.

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  We will generally be subject to tax on the portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

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  We will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest". In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of our company to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations.

Requirements for Qualification as a Real Estate Investment Trust

General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to its owners;

  (3)
  that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

  (4)
  that is not a financial institution or an insurance company under the Internal Revenue Code;

  (5)
  that is owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities, during the last half of each year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a "look-through" exception for pension funds.

        Our Charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

        In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership Of A Partnership Interest

        The Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests described below.

Qualified REIT Subsidiaries

        A "qualified REIT subsidiary" is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

Income Tests

        We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term "interest" generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term "interest," however, if such amount is based on a fixed percentage of gross receipts or sales.

        Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we made the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        We may make loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

        We may employ, to the extent consistent with the REIT provisions of the Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT provisions of the Code, such entities could elect to be taxed as real estate mortgage investment conduits or financial asset securitization investment trusts.

        Lease income we receive will qualify as "rents from real property" only if the following conditions are met:

  •
  The amount of lease income may not be based in whole or in part on the income or profits of any person. "Rents from real property" may, however, include lease income based on a fixed percentage of receipts or sales.

  •
  Lease income received from a tenant will not qualify as "rents from real property" if iStar Financial, or an actual or constructive owner of 10% or more of iStar Financial, actually or constructively owns 10% or more of such tenant.

  •
  Lease income attributable to personal property leased in connection with a lease of real property does not exceed 15% of the total lease income received under the lease.

  •
  We generally may not render services to tenants of the property, other than through an independent contractor from whom we derive no revenue. We may, however, provide services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a de minimis amount of non-customary services. Finally, we may provide certain non-customary services to corporate tenants through a "taxable REIT subsidiary."

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

  •
  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

  •
  we attach a schedule of the sources of our income to our federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

        It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT. As discussed above in "—Taxation of iStar Financial—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate (currently 35%). Foreclosure property means real property and related personal property that: (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property; and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

        Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. While the Internal Revenue Code provides standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Asset Tests

        At the close of each quarter of each of our taxable years, we must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class. Third, of the investments included in the 25% asset class and, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer (except in the case of the 10% value test, certain "straight debt" securities). Fourth, not more than 20% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries.

        We expect that any real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of "real estate assets." Mortgage loans will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of the quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual Distribution Requirements

        To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of: (1) 90% of our "REIT taxable income"; and (2) 90% of our after tax net income, if any, from foreclosure property; minus (3) the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income". In general, "REIT taxable income" means taxable ordinary income without regard to the dividends paid deduction.

        We are required to distribute income in the taxable year in which it is earned, or in the following taxable year if such dividend distributions are declared in October, November or December of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of our taxable year. These distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our "REIT taxable income," we will be subject to tax at regular corporate tax rates.

        From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Recordkeeping Requirements

        We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Failure To Qualify

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our stockholders. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, distributions to our stockholders will be subject to tax to the extent of our current and accumulated earnings and profits and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation Of Taxable U.S. Stockholders

        When we use the term "U.S. stockholder," we mean a beneficial owner of shares of our stock that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for US federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

        Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will generally be taxable to our U.S. stockholders as ordinary income. For this purpose, our earnings and profits will be allocated first to our outstanding preferred shares, and then to our outstanding common shares. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

        Under recently enacted legislation, certain dividends paid by us out of our current or accumulated earnings and profits may be taxable at the lower capital gains tax rates. See discussion below in "—Recent Legislation."

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero. Return of capital distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year.

        Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we pay the dividend in January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

        Distributions designated as net capital gain dividends will be taxable to U.S. stockholders as capital gain income. Such capital gain income will be taxable to non-corporate U.S. stockholders at a maximum rate of 15% or 25% based on the characteristics of the asset we sold that produced the gain. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

        We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

  •
  include their proportionate share of our undistributed net capital gains in their taxable income;

  •
  receive a credit for their proportionate share of the tax paid by us; and

  •
  increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses And Investment Interest Limitations

        Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

        If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

        We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation Of Tax-Exempt Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity, provided that the shares of the REIT are not otherwise used in an unrelated trade or business. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which:

  •
  is described in Section 401(a) of the Internal Revenue Code;

  •
  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

  •
  holds more than 10%, by value, of the interests in the REIT.

        Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if:

  •
  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  •
  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

        The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

  •
  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

  •
  the total gross income of the REIT.

        A de minimus exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our Charter, we do not expect to be classified as a "pension-held REIT."

Excess Inclusion Income:

        A portion of our net income attributable to assets financed through our STARs(SM) program (and, therefore, a portion of the dividends payable by us) may be treated as Excess Inclusion income from a REMIC residual interest, which may constitute unrelated business taxable income to a tax-exempt stockholder. These amounts have historically been immaterial and we expect that they will be immaterial in the future. Prospective stockholders should consult their own tax advisors regarding the federal income tax consequences to them of incurring Excess Inclusion income.

Taxation Of Non-U.S. Stockholders

        The rules governing federal income taxation of beneficial owners of our stock that are not U.S. stockholders "Non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

        PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions to Non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. stockholder unless: (1) a lower treaty rate applies and any required form, such as IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the Non-U.S. stockholder with us; or (2) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Any portion of the dividends paid to Non-U.S. stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of Non-U.S. stockholders.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in real property, but generally does not include mortgage loans, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). We hold both assets that constitute U.S. real property interests and assets that do not. To the extent our assets do not constitute U.S. real property interests, distributions by us from the sales of such assets will not be subject to tax under the FIRPTA rules. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend, even if such distributions are not from the sale by us of U.S. real property interests, and, therefore, not subject to tax under FIRPTA. The amount withheld is creditable against the Non-U.S. stockholder's FIRPTA tax liability and, to the extent it exceeds such Non-U.S. stockholder's tax liability, will be refundable.

        Gain recognized by a Non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by Non-U.S. persons. Although we currently believe that we are a "domestically controlled REIT," because our stock is publicly traded, no assurance can be given that we are or will remain a "domestically controlled REIT." Even if we do not qualify as a "domestically controlled REIT," an alternative exemption to tax under FIRPTA might be available if either (a) we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Code and applicable Treasury Regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (b) the selling Non-U.S. stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and our shares are regularly traded (as defined in applicable Treasury Regulations) on an established securities market. If we did not qualify as a domestically controlled REIT and a Non-U.S. stockholder does not qualify for the above exception, amounts realized by such Non-U.S. stockholder upon a sale of our stock generally would be subject to withholding under FIRPTA at a rate of 10%.

        Gain not subject to FIRPTA will be taxable to a Non-U.S. stockholder if: (1) the Non-U.S. stockholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (2) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations).

State, Local And Foreign Taxation

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Recent Legislation

        On May 28, 2003, the President signed into law a bill, referred to herein as the Bill, that provides for the taxation of "qualified dividend income" at capital gains rates, the maximum such rate which, in the case of individuals, was reduced to 15% under the Bill. "Qualifying dividend income" generally includes dividends received from domestic corporations and from certain "qualified foreign corporations." Additionally, qualified dividend income will qualify as "net investment income" under Section 163(d)(4) of the Code only to the extent that an election to treat it as such is made.

        Under the Bill, dividends (other than capital gain dividends) received from a REIT are only subject to the lower capital gains rates to the extent the REIT has "qualifying dividend income" for the taxable year in which the dividend was paid, and designates such dividends as qualifying for such capital gains rate tax treatment. "Qualifying dividend income" of a REIT, for this purpose, means the sum of (i) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, over the tax payable by the REIT on such income, and (ii) the excess of the income of the REIT subject to the built-in gain tax (under the regulation under Section 337(d) of the Code), over the tax payable by the REIT on any such income.

        The provisions in the Bill relating to the taxation of dividends are generally effective for taxable years beginning after December 31, 2002, and, in the case of a REIT, which respect to taxable years ending after December 31, 2002; and the provisions relating to the lowering of the capital gains tax rate are generally effective for taxable years ending after May 6, 2003. The provisions of the Bill shall cease to apply to taxable years beginning after December 31, 2008.

        REITs are tax-advantaged relative to regular C corporations because they are not subject to corporate-level federal income tax on income that they distribute to stockholders. The Bill could decrease this tax advantage of a REIT relative to a regular C corporation, because, under the Bill, part or all of the dividends received by a stockholder from the regular C corporation may be subject to a reduced level of federal income tax. It is not possible to predict what effect the Bill may have on the value of REIT shares.

Possible Legislative Or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Shares of common or preferred stock may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved. Notwithstanding the foregoing, there will be no sales of shares of preferred stock to discretionary accounts without prior specific written approval of the customer.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933, as amended.

        Any securities issued hereunder (other than common stock and preferred stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

        The underwriters in an offering of these securities may also create a "short position" for their account by selling more shares of common or preferred stock or a larger principal amount of debt securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        The underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166, will pass upon the validity of the securities we are offering by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 1-10150:

  (1)
  Annual Report on Form 10-K for fiscal year ended December 31, 2002.

  (2)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  (3)
  Current Reports on Form 8-K dated March 5, 2003, March 11, 2003, March 14, 2003, April 9, 2003, April 14, 2003,, May 8, 2003, May 13, 2003 and May 16, 2003.

  (4)
  Definitive Proxy Statement dated April 21, 2003.

  (5)
  The description of the shares of common stock contained in the Registration Statement on Form 8-A on October 5, 1999.

        Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

        We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention: Investor Relations Department (Telephone: (212) 930-9400).

INFORMATION WE FILE

        We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov.

        Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

4,000,000 Shares

    7.8% Series F Cumulative Redeemable Preferred Stock
Liquidation Preference $25.00 Per Share

P R O S P E C T U S  S U P P L E M E N T

Merrill Lynch & Co.

Lehman Brothers

September 24, 2003

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND EARNINGS TO FIXED CHARGES
RATIOS OF EBITDA TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND EBITDA TO INTEREST EXPENSE
DESCRIPTION OF THE SERIES F PREFERRED STOCK
FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS
iSTAR FINANCIAL INC.
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL DATA
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INFORMATION WE FILE